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March 20, 2001

Board of Directors

Wedge Net Experts, Inc.

1706 Winding Ridge Road

Knoxville, Tennessee 37922

Gentlemen and ladies:

We have acted as counsel to Wedge Net Experts, Inc., a California corporation (the "Company"), in connection with the Registration Statement on Form SB-2, including all pre- or post-effective amendments thereto (collectively, the "Registration Statement"), the Amendment No. 1 to which Registration Statement is being filed with the U.S. Securities and Exchange Commission under Section 5 of the Securities Act of 1933 on or about the date hereof. The Registration Statement relates to a maximum of 3,000,000 shares (the "Shares") of common stock, $.001 par value per share, being offered by the Company.

In connection with this opinion, we have examined the Company's Articles of Incorporation; the Company's By-Laws; minutes of the Company's corporate proceedings and unanimous written consents in lieu thereof, as made available to us by the executive officers and directors of the Company; executed copies of such Registration Statement, and all exhibits thereto in the form filed with the Commission; and such matters of law deemed necessary by us in order to deliver the within opinion.

In the course of our examination, we have assumed the genuineness of all signatures, the authority of all signatories to sign on behalf of their principals, if any, the authenticity of all documents submitted to us as original documents, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon information furnished to us by the executive officers and directors of the Company.

On the basis of the foregoing, and solely in reliance thereon, we are of the opinion that the Shares have been duly authorized and, upon effectiveness of the Registration Statement by order of the Securities and Exchange Commission (or upon the twentieth day following the filing of an amendment indicating the intention to become effective by operation of the terms of Section 8(a) of the Securities Act of 1933) and the necessary state securities authorities and upon delivery of the Shares to subscribers against payment therefor in the manner described in the Registration Statement, the Shares have been or will be validly issued, fully-paid and nonassessable.

We hereby consent to the filing of this letter as Exhibit (5) to the Registration Statement.

Very truly yours,

CUDD & ASSOCIATES

Patricia Cudd

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